EXHIBIT 5.1

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100

October 11, 2011	FILE NO: 77967.16

Board of Directors

Darden Restaurants, Inc.

1000 Darden Center Drive

Orlando, FL 32837

Re:	Registration Statement on Form S-3 (File No. 333-169789)

Ladies and Gentlemen:

We have acted as special counsel to Darden Restaurants, Inc., a Florida corporation (the “Company”), in connection with the issuance of $400,000,000 aggregate principal amount of 4.50% Senior Notes due 2021 (the “Notes”) registered on the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued pursuant to the Underwriting Agreement dated October 5, 2011 (the “Underwriting Agreement”) among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the Underwriters, and as described in the prospectus dated October 6, 2010, contained in the Registration Statement filed with the Commission, and the prospectus supplement, dated October 5, 2011, filed with the Commission on October 6, 2011 (the “Prospectus”).

We have examined originals or reproductions or certified copies of certain corporate records of the Company, and certificates of officers of the Company and of public officials, and such other documents as we have deemed necessary for purposes of rendering this opinion, including:

1.	the Registration Statement and the Prospectus and the documents incorporated therein by reference;

2.	the Articles of Incorporation of the Company, as amended, as certified by an Assistant Secretary of the Company as of the date hereof;

3.	the Bylaws of the Company, as amended, as certified by an Assistant Secretary of the Company as of the date hereof;

ATLANTA     AUSTIN     BANGKOK     BEIJING     BRUSSELS     CHARLOTTE     DALLAS     HOUSTON     LONDON     LOS ANGELES     McLEAN     MIAMI     NEW YORK     NORFOLK     RALEIGH     RICHMOND     SAN FRANCISCO     TOKYO     WASHINGTON

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Darden Restaurants, Inc.

October 11, 2011

4.	the Indenture, dated as of January 1, 1996, between the Company and Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), as Trustee;

5.	a copy of the global note representing the Notes; and

6.	resolutions of the Board of Directors of the Company adopted on June 19, 2009, and a written consent of Pricing Committee thereof adopted on October 5, 2011, each as certified by an Assistant Secretary of the Company as of the date hereof.

For purposes of the opinions expressed below, we have assumed without independent investigation (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the genuineness of all signatures not witnessed by us, (iv) the legal capacity of all natural persons, and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We do not purport to express an opinion on any laws other than the laws of the State of New York and the Federal laws of the United States of America. We note that as to matters of Florida law, you have received an opinion, dated the date hereof, of Douglas E. Wentz, Esq., your Senior Associate General Counsel, which is also filed as an exhibit to the Registration Statement.

Based solely upon the foregoing, we are of the opinion that the Notes have been duly authorized by the Company, and when executed and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters as provided in the Underwriting Agreement, the Notes will constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally or general principles of equity, whether considered at law or in equity.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, filed on or about the date hereof (the “Current Report”), which is incorporated by reference in the Registration Statement. We consent to the filing of this opinion as Exhibit 5 to the Current Report and to the reference to this firm under the heading “Validity of the Notes” therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the Commission.

Darden Restaurants, Inc.

October 11, 2011

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is expressed as of the date hereof, and we do not assume any obligation to advise you of facts or circumstances that hereafter come to our attention, or of changes in law that hereafter occur, which could affect the views contained herein.

Very truly yours,

/s/ Hunton & Williams LLP